Exhibit 99.1

Internal Memorandum

Date: Wednesday, March 18, 2020

To:	Delta Colleagues Worldwide
From:	Ed Bastian, CEO
Subject:	Protecting Delta’s Future

As the COVID-19 (coronavirus) pandemic progresses globally, its impact on our business continues to grow. To contain the virus, social distancing has become widespread and new travel directives are being enacted, now including more than 40 nations worldwide.

First and foremost, I want to remind everyone of the importance of your health and safety. It is safe to travel, but always make sure you are taking the necessary steps to ensure your health and that of our customers and our people. The CDC has important guidelines available, so please follow all necessary precautions.

Following the national emergency that was declared by the U.S. President, demand for travel has dropped significantly. Revenue for the month of March is now expected to decline by almost $2 billion over last year, with our projection for April falling even more. Therefore, we will continue to make significant capacity reductions with a 70 percent systemwide pullback planned until demand starts to recover. Our international operation will take the largest reduction, with over 80 percent of flying reduced over the next two to three months.

We are having constructive discussions with the White House and Congress, and remain optimistic that our industry will receive support to help address this crisis. That said, we have to continue to take all necessary self-help measures. Cash preservation remains our top financial priority right now. Making swift decisions now to reduce the losses and preserve cash will provide us the resources to rebound from the other side of this crisis and protect Delta’s future.

We are deferring nearly all of our capital spending, including all new aircraft deliveries, until we have better clarity on the duration and severity of the situation.

In addition, we are looking to secure more than $4 billion in cash savings in the June quarter alone. This will include capacity-related savings as we suspend flying, and we are also targeting expense reductions from:

•	All Delta officers will take a 50 percent pay cut through June 30, with directors and managing directors taking a 25 percent cut during that same period.

•	As I mentioned last week, I’ve cut my own salary by 100 percent through the next six months. Our Board of Directors elected to forego their compensation over the next six months as well.

•	With fewer customers flying, we need less space in airports. Among other initiatives, we will temporarily consolidate airport facilities in Atlanta and other locations as necessary and close the majority of our Delta Sky Clubs until demand recovers.

•	We are reducing our active fleet size by parking at least half of our fleet – more than 600 aircraft. We also will be accelerating retirements of older aircraft like our MD-88/90s and some of our 767s.

•	We are reducing any maintenance spend that is not necessary to support the safety of our operation.

•	We have reduced most contractor spend, except where needed to support the operation.

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Voluntary leaves are one of the best and most immediate ways you can help as we strive to protect jobs and pay. I want to thank each of the roughly 10,000 Delta people who have already volunteered and I urge everyone, especially our merit employees, to seriously consider whether a temporary leave makes sense for you and your family right now. Please remember that you will continue to have access to your health and flight benefits while on leave.

As we draw down our operation, I know how painful it is to essentially hit the “pause button” on so many things that are core to what we do for our customers and our mission to connect the world. But what will never stop is the spirit of the Delta people, which is shining through brighter than ever even in this dark moment. I have received hundreds of emails and messages from my Delta colleagues over the past week, and your passion, commitment and confidence in our future is truly inspiring.

In particular I want to thank the Reservations and Customer Care team, who are doing incredible work managing an unprecedented volume of calls and taking care of our customers who need to adjust their travel plans.

Make no mistake – we will get through this. This is a temporary health crisis and an end will, hopefully soon, be in sight. Never underestimate the power of travel as an essential service to our world. All of our work over the past decade to fortify our company and transform our business model will serve us well in the weeks and months ahead, as we endure and, eventually, recover.

Please continue to make the health and safety of each other and our customers our top priority. Wherever possible, we are moving to have our people work remotely to reduce the risk of transmission. For those working in the operation, continue to always follow our safety and security guidelines to minimize distractions, and call a safety time-out when needed. And please be mindful in your personal lives to take steps to protect yourself and your loved ones, including social distancing and recognition of those who are most vulnerable, including the elderly and those in poor health. Be aware that if your doctor advises you to stay home because you may have been exposed to COVID-19, you will be paid and won't have to deduct that time from your PPT bank.

I know everyone is concerned about the security of your jobs and pay. Given the uncertainty about the duration of this crisis, we are not yet at a point to make any decisions. And those are very painful decisions to even consider. But know that my No. 1 priority is taking the very best care of all of you. In this unpredictable environment we can’t take any options off the table, but any steps that would affect your jobs or pay rates would be the absolute last thing we would do, and only if necessary to secure Delta’s long-term future.

I will be in touch again by the end of the week with additional updates as we navigate this together. Thank you for all you are doing for each other, for our customers, and for your communities and your loved ones in this unprecedented time.

Ed

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